Exhibit (a)(5)(ii)

Qwest to Hold Special Shareholder Meeting on August 24

DENVER, July 13, 2010 – Qwest Communications (NYSE: Q) today announced it will hold a special shareholder meeting on Tuesday, Aug. 24, 2010, at the Denver Marriott City Center. Shareholders will vote on a proposal to adopt the merger agreement with CenturyLink, Inc.

The record date for determining the shareholders entitled to vote at the meeting is July 13, 2010.

In addition, the company will webcast the meeting, which is scheduled to begin at 10 a.m. MDT. The live audio webcast can be accessed at http://investor.qwest.com/presentations. A replay of the webcast will be available shortly after the conclusion of the meeting.

As previously disclosed, the company expects the merger to close in the first half of 2011.

About Qwest

Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV® services. Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by leading technology industry analyst firms.

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Important Information for Investors and Stockholders

In connection with the proposed merger, CenturyLink filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-167339) that includes a preliminary joint proxy statement of CenturyLink and Qwest Communications International Inc. (“Qwest”) and that also constitutes a preliminary prospectus of CenturyLink. CenturyLink and Qwest will mail the final joint proxy statement/prospectus to their respective stockholders when it becomes available. Investors and security holders are urged to read the final joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, because they will contain important information about Qwest, CenturyLink and the proposed merger. The joint proxy statement/prospectus and other documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Qwest upon written request to Qwest Communications International Inc., 1801 California Street, 51st floor, Denver, Colorado 80202, Attention: Shareowner Relations or by calling 1-800-567-7296, or from CenturyLink, upon written request to CenturyLink, 100 CenturyTel Drive, Monroe, Louisiana, 71203, Attention: Corporate Secretary. Qwest, CenturyLink and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Qwest may be found in its 2009 Annual Report on Form 10-K filed with the SEC on February 16, 2010, and in its definitive proxy statement relating to its 2010 Annual Meeting of Stockholders filed with the SEC on March 17, 2010. Information about the directors and executive officers of CenturyLink may be found in its 2009 Annual Report on Form 10-K filed with the SEC on March 1, 2010, and definitive proxy statement relating to its 2010 Annual Meeting of Shareholders filed with the SEC on April 7, 2010. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the final joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information:

Media Contact

Diane Reberger

303-992-1662

Diane.reberger@qwest.com

Investor Contact

Kurt Fawkes

303-992-0029

Kurt.fawkes@qwest.com